QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.27

Polyurethanes

Date: October 26, 2000

Mr. T. Hankins

Strictly Private and Confidential

Dear Tony,

This letter sets out the main terms and conditions of employment which will apply to your secondment from Huntsman Polyurethanes (UK) Ltd to Huntsman Polyurethanes Americas (hereafter referred to as HICI USA).

Your employment with HICI USA will start on or about November 1, 2000 and will last for 3 to 5 years. This will not be extended beyond October 31, 2005 without your agreement. The Company reserves the right to terminate the secondment by giving you two months written notice. Any extension beyond 2005 will result in a package review and which may involve an agreed transition to local terms.

It is a condition of the secondment that you are granted entry to the USA to work and that you are medically fit for employment there.

I    Location of Employment and Local Rules

Initially, you will be employed as Vice President—Americas for the HICI USA business based at West Depford, reporting to Patrick Thomas, President of HPU.

You will be required to work for HICI USA or for any of its subsidiary companies in the same or any comparable capacity as directed by your home organisation. While on secondment, you will adhere to its rules and practices including those covering statutory and public holidays and absence through sickness or accident.

II    Remuneration

From and including the date of your employment with HICI USA you will receive an initial basic salary of $300,000 (gross—subject to backdated review following current Global Benchmarking exercise) per annum which will be subject to normal review on April 1st each year by Patrick Thomas.

In addition, you will be paid an International Location Allowance of 5% of your home gross salary. This amount will be paid to you in sterling in the UK as a net amount after the company has grossed up and taxed the benefit. During your leave, your salary and International Location Allowance will continue to be paid.

You will continue to be eligible for a Performance Bonus of up to 50% of your US host basic salary. Personal objectives for the Americas/Asia Pacific for 2000 will be agreed with myself. Details of the scheme are attached.

Expatriations into the USA, are based on a guaranteed gross amount not guaranteed net. Based on the gross salary of $300,000, we would expect a net salary (before allowances) of around $195,077 excluding any personal tax liability from other non work related income and any future liabilities from other company benefits such as the Equity Deferral plan.

Your package is determined to be "Host-based". You will remain on a Host package for the duration of your assignment. Your US base salary delivery will be adjusted when you receive your annual merit increase. Your merit increases will be based on the HICI USA standards and merit tables. Any company decision that affects how US merit increases will be handled will also affect your annual merit increase and package adjustment.

Your UK home salary will also be adjusted annually in line with UK practice.

During your assignment to the US, you will be classified as an "alien" for US tax purposes. (This is defined as a citizen of a country other than the US). As your secondment is for longer than one year, it is anticipated you will qualify for US taxes as a resident alien. The design of your secondment terms and conditions is based on that assumption. HICI USA will provide further information on this and other US income tax issues.

III    Leave Entitlement

You will be entitled to annual leave at the rate of 25 working days per annum from the start of your secondment. All outstanding leave should be taken before the end of the assignment and the rules regarding the taking of leave while on secondment will be defined by the local company.

IV    Home Visits

The Company will provide you and your partner with return air travel to the UK in respect of each twelve months of secondment, with the return home counting as the final visit. The timing of the visits will be agreed with the local management but visits should not normally be taken during the first six months or last six months of the secondment.

Support for the purchase of a second car is not covered by the Huntsman Polyurethanes Expatriate Policy. However, a $10,000 interest free loan for car purchase can be obtained for a car for your partner. The interest on this loan is imputed and taxed. You will pay the loan back by payroll deduction. We will also enroll you in AIGIS which will provide you with very reasonable car insurance rates (this is for your own account for your wife's car).

In the event that you will buy a second car, the host company's policy of loss of sales value will apply when moving to a new assignment; you will be given 10% NADA (book value) in a lump sum.

VII    Sports and Social Club

The company will pay for the joining fee and annual membership fees of an appropriate club, (excluding golf clubs due to the high expense involved) which should be used for business as well as personal purposes.

VIII    Relocation Visit

You and your partner are eligible for a second visit to the USA to select the house and also to complete all the administration of your move.

IX    Medical Insurance

You will be covered by the appropriate medical/dental scheme in the USA. PPP membership will also continue to maximise the health cover provided. Jim McCarty will provide all necessary information on the US medical/dental plan. We will pay actual coverage up to a maximum of $750 per month for your partner if she is not eligible to be covered by the company plan. Payment will end when your partner becomes eligible for company or other medical coverage.

X    Partner's employment

The Company will pay for Manchester Consulting Company to assist your partner in finding suitable employment in the USA. Obviously no guarantees can be given—and no financial compensation can be paid to you by the company if the job search is not successful.

In addition, we will fund up to 50% of further education support for your partner, such as an MBA study at Wharton.

XI    Personal Accident Insurance

You will be covered by the HICI Personal Accident Insurance Scheme while on secondment and your Home personnel department will provide details about this.

XII    Travel Arrangements

You will be eligible for paid air travel flights to and from the Host territory at the start and end of your assignment and for the home leave visits referred to in this letter in Accordance with HICI USA Air Travel Policy. Policies in relation to the class of air travel entitlement for flights at the start, end and home leave is business class.

XIII    Local Policies

These policies, which may be reviewed during the period of your secondment, will be given to you as part of your orientation programme in the USA.

XIV    Education Allowance

The Company will pay fees for children 5 years of age and up to attend primary and secondary school according to policy.

XV    Transfer Allowance

The Transfer allowance will be 10% of your gross host basic salary, paid in the UK.

XVI    Tax Consultant

During the assignment, you shall be responsible for filing and paying taxes as required domestically and at the foreign location. To assist you with this obligation, the company will reimburse reasonable tax preparation fees incurred by the Company's accountant for your professional earnings. A once off tax advice will be paid for at the beginning of your assignment for other earnings/investments.

XVII    Expatriate Policy Manual

A copy of the Huntsman Polyurethanes Expatriate Policy manual is attached for your information.

I enclose three additional copies of this letter. If you accept the terms and conditions outlined above, please sign the copies and return to them to me. The original is for your records.

Yours sincerely

/s/ PATRICK THOMAS Patrick Thomas President

Name
Position

I have read the above host country letter, the home letter and the Huntsman Polyurethanes Expatriate Policy manual and accept the secondment on the terms and conditions outlined in these documents.

NAME:	/s/ TONY HANKINS	DATE:	31st October 2000
Attachments: Expatriate calculation sheet Appliances allowances for the US Expatriate Policy Manual Personal Accident Insurance

QuickLinks

  Exhibit 10.27